Exhibit 23.1

We consent to the incorporation by reference in Registration Statement Nos. 333-278147, 333-23087, 333-251295, 333-256612, 333-263906, 333-265298, and 333-270669 on Form S-8 of our report dated March 19, 2024 (March 21, 2025, as to the effects of the adoption of ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, described in Note 2) and reverse stock split, described in Note 1, relating to the 2023 consolidated financial statement of Aterian Inc. and its subsidiaries, appearing in this Annual Report on Form 10-K of Aterian Inc, for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2025